Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 5, 2022

Eneti Inc.
9, Boulevard Charles III
MC 98000 Monaco
377 9798 5715

Re:	Eneti Inc.
Ladies and Gentlemen:
We have acted as counsel to Eneti Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (File No. 333- ) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission on August 5, 2022 (the “Commission”), as thereafter amended or supplemented, with respect to the registration for resale by the selling shareholders named in the Registration Statement of 4,512,836 of the Company’s common shares, par value $0.01 per share (the “Secondary Shares”) that were previously acquired by Japan Offshore Wind Power LLC, a limited liability company organized under the laws of Japan and MOL Offshore Energy Limited, a private limited company organized under the laws of England and Wales in connection with the Seajacks Transaction (as defined in the Registration Statement).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); (iii) the Registration Rights Agreement dated August 12, 2021, with Marubeni Offshore Power Limited, INCJ SJ Investment Limited, and MOL Offshore Energy Limited; and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Secondary Shares are validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ SEWARD & KISSEL LLP